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                                                                    Exhibit 99.1

          LookSmart Strengthens Leadership Position in Search Targeted
                  Marketing with Acquisition of WiseNut, Inc.

         Next Generation Search Engine Technology to Improve Relevance,
                  Complete Search Solution Offering to Portals

San Francisco - March 12, 2002 - LookSmart (NASDAQ: LOOK, ASX: LOK), a global leader in search targeted marketing, today announced that it has signed an agreement to acquire privately held WiseNut, Inc., in a stock transaction valued at $9.25 million. Voted CNET's Editor's Choice for "Up and Coming Search Engines" in December 2001, WiseNut is a patent pending next generation search engine technology that combines link analysis with contextual clustering. LookSmart's financial guidance for Q1 2002 and full year 2002 remains unchanged.

With the integration of WiseNut's search technology, LookSmart's portal and ISP partners will benefit by providing their users with a more relevant search experience. LookSmart's customers, who list their sites in the directory, should benefit from a higher return on marketing investment because more relevant search results drive more qualified leads.

"As we integrate WiseNut's search technology over the next few quarters, LookSmart will be able to offer our portal and ISP partners a full service solution that includes a scalable billion document index infrastructure, next generation search relevance and strong listings revenue," said Evan Thornley, chairman and CEO of LookSmart. "By acquiring WiseNut, LookSmart becomes the first company to have both high quality scalable search technology and strong listings revenue generation. We believe this will position us to compete with companies that have only one of these capabilities."

WiseNut was created by the co-founder and CTO of mySimon, Yeogirl Yun, and a top tier team of engineers. In December 2001, CNET columnist John Eckhouse wrote:
"WiseNut uses a relevancy ranking system for its searches [that] measures both the

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relative importance of the pages it finds and the relevance of the pages within a given search... The result? WiseNut works incredibly well."

"When we surveyed the landscape of new search technologies for the next generation `better, faster, cheaper' architecture, WiseNut stood out," said Peter Adams, chief technology officer of LookSmart. "We are excited by the immediate opportunity to further scale WiseNut to search several billion documents as one of the fastest, largest, and most relevant search engines on the Internet."

"We're excited to be part of a winning combination with LookSmart to provide one of the best search experiences on the Internet today," said Sung Yoon, CEO of WiseNut. "We look forward to taking our efforts over the past two years to the next level by working closely with LookSmart to integrate WiseNut's search technology into LookSmart's search solution."

At the closing of the transaction, LookSmart will issue approximately 4.1 million shares of LookSmart common stock in exchange for all of the outstanding stock and options of WiseNut, Inc.


                                                                 About LookSmart

LookSmart helps more than 80,000 customers harness the power of Search Targeted Marketing to generate qualified leads. LookSmart commercial search listings enable customers to reach 77 percent* or nearly four out of five U.S. Internet users, through top portals and ISPs including Microsoft's MSN, AltaVista, Netscape Netcenter, Prodigy, Juno, CNN.com, Road Runner, Cox Interactive Media, InfoSpace (Go2Net, Dogpile, MetaCrawler), CNET's Search.com, Ask Jeeves and search services such as Inktomi. As publisher of the world's most widely distributed search directory, LookSmart is the only company that provides both pay-for-placement and paid inclusion search listing platforms, to meet the needs of medium and large advertisers. BTLookSmart, LookSmart's joint venture with BT, deploys LookSmart directories and provides Search Targeted Marketing solutions in the U.K., France and Asia-Pacific. LookSmart is based in San Francisco, California, with offices in Los Angeles, New York, Detroit, Montreal, London, Melbourne and Sydney. For more information, please visit www.LookSmart.com.
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*Media Metrix November 2001 Digital Media Audience Ratings

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Any statements that refer to the closing of the proposed acquisition, the successful integration of new technologies, increases in search relevance or advertising returns, future financial expectations, or other characterizations of future events or circumstances, including assumptions underlying these projections, are forward-looking statements. The closing of the proposed transaction is subject to customary closing conditions, including the affirmative vote of WiseNut's shareholders, regulatory approvals, lack of materially adverse changes

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and other closing conditions. Our future results may differ from the forward-looking statements contained herein due to various factors, such as the potential failure to integrate WiseNut's technologies into our existing technology and product offerings; the possibility that costs and time involved in integration will be higher than predicted; the possible failure of businesses to use our search engine offerings or targeted advertising products; the possibility that advertising yields will not increase as a result of the integrated technology; the possible failure to continue to expand the LookSmart network and our traffic base at projected rates; the potential inability to derive substantial revenue from new products and services including the directory listings business; and the possibility of an unexpected increase in costs, expenses or other factors contributing to our burn rate. In addition, you should read the risk factors and other information in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.


Contact:
Liz Haggerty
(415) 348-7185
lhaggerty@looksmart.net
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